Exhibit 10.1

November 4, 2013

Timothy E. Morris

c/o VIVUS, Inc.

351 E. Evelyn Avenue

Mountain View, CA  94041

Dear Tim:

Reference is made to the Amended and Restated Change of Control and Severance Agreement between you and VIVUS, Inc, (the “Company”), effective as of July 1, 2013 (the “AR Severance Agreement”).  Capitalized terms in this letter agreement that are not otherwise defined herein shall have the same meanings as in the AR Severance Agreement.

In connection with the change in the majority of the Board of Directors of Company and the material reduction or change in your job duties and responsibilities as a result of you no longer having the duties and responsibilities of the Chief Financial Officer or those associated as the head of investor relations, human resources and corporate development, the Company acknowledges and agrees that (x) a Change of Control has occurred under the AR Severance Agreement and (y) you will be entitled to terminate your employment for Good Reason under the terms of the AR Severance Agreement.  As a result of the foregoing, you are agreeing to continue your employment until December 31, 2013 to assist with the transition of your duties, at such date your employment will terminate automatically for Good Reason pursuant to Section 2(a)(ii) of the AR Severance Agreement and you shall, subject to Sections 4 and 7 of the AR Severance Agreement, continue to be entitled to the severance payment and benefits set forth in Section 2(a)(ii) of the AR Severance Agreement.

If you agree with foregoing, please execute this letter agreement below.  If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Seth H. Z. Fischer

Seth H. Z. Fischer
Chief Executive Officer

Acknowledged and Agreed to:

/s/ Timothy E. Morris
Timothy E. Morris